Exhibit 4.22

Date 5 October 2007

BOONE STAR OWNERS INC.

- and -

IOKASTI OWNING COMPANY LIMITED

as Borrowers

- and -

PIRAEUS BANK A.E.

as Lender

LOAN AGREEMENT

relating to a loan facility of up to US$90,000,000

WATSON, FARLEY & WILLIAMS

Piraeus

27 NOTICES	47

28 JOINT AND SEVERAL LIABILITY	48

29 SUPPLEMENTAL	49

30 LAW AND JURISDICTION	49

SCHEDULE 1 DRAWDOWN NOTICE	51

SCHEDULE 2 CONDITION PRECEDENT DOCUMENTS	52

EXECUTION PAGE	55

THIS AGREEMENT is made on 5 October 2007

BETWEEN

(1)	BOONE STAR OWNERS INC. and IOKASTI OWNING COMPANY LIMITED, each a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (together the “Borrowers” and each a “Borrower”); and

(2)	PIRAEUS BANK A.E., acting through its branch at 47-49 Akti Miaouli, 185 36 Piraeus, Greece (as “Lender”).

BACKGROUND

The Lender has agreed to make available to the Borrowers, on a joint and several basis, a loan facility up to US$90,000,000 for the purpose of financing part of the acquisition cost of “TRANSATLANTIC” (tbr “SAMATAN”) and “VOC GALAXY” to be acquired by Boone and Iokasti respectively from the relevant Seller pursuant to the relevant MOA.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:

“Account” means:

(a)	in the case of “TRANSATLANTIC”, an earnings account in the name of Boone with the Lender designated “Boone Star Owners Inc.” - Earnings Account”; and

(b)	in the case of “VOC GALAXY”, an earnings account in the name of Iokasti with the Lender designated “Iokasti Owning Company Limited - Earnings Account”

or, in either case, any other account (with that or another office of the Lender or with a bank or financial institution other than the Lender) which is designated by the Lender as the Account for the relevant Ship for the purposes of this Agreement;

“Account Pledge” means, in relation to each Account, the deed of pledge in respect of that Account to be executed by the relevant Borrower in favour of the Lender in such form as the Lender may approve or require and in the plural means all of them;

“Accounting Information” means the annual audited consolidated accounts to be provided by the Borrowers to the Lender in accordance with Clause 10.6(a) of this Agreement or the semi-annual unaudited accounts to be provided by the Borrowers to the Lender in accordance with Clause 10.6(b) of this Agreement;

“Advance” means:

(a)	in relation to “TRANSATLANTIC”, the Boone Advance; and

(b)	in relation to “VOC GALAXY”, the Iokasti Advance;

and in the plural means both of them;

“Approved Charter” means, in relation to a Ship, any time charter party of that Ship to be entered by the relevant Borrower and a charterer in all respects acceptable to the Lender, exceeding or which, by virtue of any optional extensions is capable of exceeding,

12 months in duration as the same may be amended or supplemented from time to time in favour and substance in all respects acceptable to the Lender;

“Approved Manager” means:

(a)	in relation to a Ship, (save for “VOC GALAXY” during the Bareboat Charter Period), Cardiff Marine Inc. a corporation incorporated under the laws of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia and maintaining a ship management office at Omega Building, 80 Kifissias Avenue, 151 25 Maroussi, Greece; and

(b)	in relation to “VOC GALAXY” during the Bareboat Charter period, MIT Maritime Investments & Trading GmbH & Co. KG, Haren (Ems), company incorporated under the laws of Germany whose registered office is at Garten Str 2, 49733 Haren/Ems, Germany, or in each case any other company which the Lender may reasonably require from time to time approve as the commercial, technical and/or operational manager of that Ship and, in the plural, means all of them;

“Approved Manager’s Undertaking” means, in relation to each Ship, a letter of undertaking executed or to be executed by the Approved Manager in favour of the Lender in such form as the Lender may approve or require agreeing certain matters in relation to the management of that Ship and subordinating the rights of the Approved Manager against the Ship and the relevant Borrower thereof to the rights of the Lender under the Finance Documents and, in the plural, means any of them;

“Availability Period” means the period commencing on the date of this Agreement and ending on:

(a)	15 December 2007 (or such later date as the Lender may agree with the Borrowers); or

(b)	if earlier, the final Drawdown Date or the date on which the Lender’s obligation to make the Loan is cancelled or terminated;

“Bareboat Charter” means the bareboat charterparty on the “Barecon 89” form in respect of “VOC GALAXY” dated 8 August 2007 made between Iokasti as owner and the Bareboat Charterer as disponent owner and charterer as the same may be amended and supplemented from time to time;

“Bareboat Charterer” means MIT Maritime Investment & Trading GmbH & Co. KG, Haren/EMS, incorporated in the Republic of Germany whose principal office is at Garten Str 2, 49733 Haren/Ems, Germany;

“Bareboat Charter Assignment” means, in relation to “VOC GALAXY”, the specific assignment of the rights of Iokasti under the Bareboat Charter executed or, as the context may require, to be executed by Iokasti in favour of the Lender in such form as the Lender may approve or require;

“Bareboat Charter Period” means the period during which “VOC GALAXY” is operating under the Bareboat Charter;

“Boone” means Boone Star Owners Inc., a corporation incorporated in the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960

“Boone Advance” means an amount of up to $50,000,000 to be applied in part-payment of the Contract Price for “TRANSATLANTIC” payable pursuant to the MOA for that Ship;

“Boone Balloon Instalment” has the meaning given in Clause 7.1(a);

“Borrower” means each of Boone and Iokasti and, in the plural, means both of them;

“Business Day” means a day on which banks are open in London, Athens and Piraeus and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Charter” means:

(a)	in relation to “TRANSATLANTIC” and “VOC GALAXY” (at any time after the expiry of the Bareboat Charter Period), the Approved Charter relative to that Ship; and

(b)	in relation to “VOC GALAXY” during the Bareboat Charter Period, the Bareboat Charter,

and, in the plural, means any of them;

“Charter Assignment” means:

(a)	in relation to a Ship, a specific assignment of the rights of the relevant Borrower under an Approved Charter relating to that Ship, pursuant to Clause 10.18 and any guarantee of such charter, to be executed by that Borrower in favour of the Lender in such form as the Lender may approve or require; and

(b)	in relation to “VOC GALAXY” during the Bareboat Charter Period, the Bareboat Charter Assignment,

and, in the plural, means any of them;

“Compliance Date” means 30 June and 31 December in each calendar year (or such other dates as of which the Corporate Guarantor prepares its consolidated financial statements which the Borrowers are required to deliver to the Lender pursuant to Clause 10.6);

“Commitment” means $90,000,000 as that amount may be reduced, cancelled or terminated in accordance with this Agreement;

“Contractual Currency” has the meaning given in Clause 20.4;

“Contract Price” means:

(a)	in relation to “TRANSATLANTIC”, $71,000,000; and

(b)	in relation to “VOC GALAXY”, $55,000,000,

being in each case the purchase price for that Ship payable by the relevant Borrower to the relevant Seller pursuant to the MOA for that Ship and in the plural means both of them;

“Corporate Guarantee” means a guarantee to be executed by the Corporate Guarantor in favour of the Lender in such form as the Lender may approve or require;

“Corporate Guarantor” means Dryships Inc., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960;

“Deed of Covenant” means in relation to a Ship, a deed of covenant collateral to the relevant Mortgage in such form as the Lender may approve or require and, in the plural, means both of them;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means the date requested by the Borrowers for the Loan to be advanced or (as the context requires) the date on which the Loan is actually advanced;

“Drawdown Notice” means a notice in the form set out in Schedule 1 (or in any other form which the Lender approves or reasonably requires);

“Earnings” means, in relation to each Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower which is the owner of such Ship and which arise out of the use or operation of such Ship, including (but not limited to):

(a)	all freight, hire and passage moneys, compensation payable to the relevant Borrower in the event of requisition of its Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of such Ship;

(b)	all moneys which are at any time payable under Insurances in respect of loss of earnings; and

(c)	if and whenever such Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to such Ship;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from a Ship; or

(b)

any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship and which involves a collision between a Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Ship and/or a Borrower and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which a Ship is actually or potentially liable to be arrested and/or where a Borrower and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 18.1;

“Finance Documents” means:

(a)	this Agreement;

(b)	the Corporate Guarantee;

(c)	the General Assignments;

(d)	the Mortgages;

(e)	the Deeds of Covenants;

(f)	the Accounts Pledges;

(g)	the Approved Manager’s Undertaking;

(h)	the Bareboat Charter Assignment;

(i)	the Tripartite Agreement;

(j)	any Charter Assignment; and

(k)	any other document (whether creating a Security Interest or not) which is executed at any time by the Borrowers (or either of them) or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lender under this Agreement or any of the other documents referred to in this definition;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“Fleet Vessels” means, together, all of the vessels (including, but not limited to, the Ships) owned from time to time owned by members of the Group;

“General Assignment” means, in relation to a Ship, a general assignment of the Earnings, the Insurances and the Requisition Compensation of such Ship to be executed by the relevant Borrower in favour of the Lender in such form as the Lender may approve or require, and, in the plural means both of them;

“Group” means the Corporate Guarantor and its subsidiaries (whether direct or indirect and including, but not limited to, each Borrower) from time to time during the Security Period and “member of the Group” shall be construed accordingly;

“Insurances” means, in relation to each Ship:

(a)	all policies and contracts of insurance, including entries of such Ship in any protection and indemnity or war risks association, which are effected in respect of such Ship, its Earnings or otherwise in relation to it; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Interest Period” means, in relation to an Advance, a period determined in accordance with Clause 5;

“Iokasti” means Iokasti Owning Company Limited a corporation incorporated under the laws of Republic of Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960;

“Iokasti Advance” means an amount of up to $40,000,000 to be applied in part-payment of the Contract Price for “VOC GALAXY” pursuant to the MOA for that Ship;

“Iokasti Balloon Instalment” has the meaning given in Clause 7.1(b);

“ISM Code” means, in relation to its application to the Borrowers, the Ships and their operation:

(a)	The International Management Code for the Safe Operation of Ships and for Pollution Prevention, currently known or referred to as the “ISM Code”, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4th November, 1993 and incorporated on 19th May, 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)	all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the

International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisation pursuant to Resolution A.788(19) adopted on 25th November, 1995, as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” includes, in relation to a Ship:

(a)	the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code in relation to such Ship within the periods specified by the ISM Code;

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Lender may require; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain such Ship’s compliance or the compliance by the Borrower owning such Ship with the ISM Code which the Lender may require;

“ISM SMS” means, in relation to a Ship, the safety management system for such Ship which is required to be developed, implemented and maintained under the ISM Code;

“ISPS Code” means the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organisation (“IMO”) now set out in Chapter XI-2 of the Safety of Life at Sea Convention (SOLAS) 1974 (as amended) and the mandatory ISPS Code as adopted by a Diplomatic Conference of the MO on Maritime Security in December 2002 and includes any amendments or extensions to it and any regulation issued pursuant to it but shall only apply insofar as it is applicable law in the relevant Ship’s flag state and any jurisdiction on which such Ship is operated;

“ISPS Code Documentation” includes:

(a)	the International Ship Security Certificate issued pursuant to the ISPS Code in relation to each Ship within the period specified in the ISPS Code; and

(b)	all other documents and data which are relevant to the ISPS Code and its implementation and verification which the Agent may require;

“Lender” means Piraeus Bank A.E., acting through its branch at 47-49 Akti Miaouli, 185 36 Piraeus;

“Leverage Ratio” means, any relevant time, the ratio (expressed as a percentage) of:

(a)	the Total Liabilities; and

(b)	the Market Value Adjusted Total Assets (including, without limitation, the Ships);

“LIBOR” means for an Interest Period:

(a)	the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on Reuters BBA Page LIBOR 01 at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period (and, for the purposes of this Agreement, “Reuters BBA Page LIBOR 01” means the display designated as “Reuters BBA Page LIBOR 01” on the Reuters Money

News Service or such other page as may replace BBA Page LIBOR 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars); or

(b)	if no rate is quoted on Reuters BBA Page LIBOR 01, the rate per annum determined by the Lender to be the rate per annum which leading banks in the London Interbank Market offer for deposits in Dollars in the London Interbank Market at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it;

“Loan” means the principal amount for the time being outstanding under this Agreement;

“Major Casualty” means any casualty to a Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $500,000 or the equivalent in any other currency;

“Margin” means at all times when the Leverage Ratio is:

(a)	equal to or higher than 50 per cent., 1.05 per cent. per annum; and

(b)	lower than 50 per cent., 0.95 per cent. per annum;

“Margin	Calculation Date” has the meaning given to it in Clause 4.12;

“Market Value” means, in relation to each Ship and each Fleet Vessel, the market value of that Ship or Fleet Vessel determined in accordance with Clause 14.3;

“Market Value Adjusted Total Assets” means, at any time, Total Assets adjusted to reflect the Market Value of all Fleet Vessels;

“MOA” means:

(a)	in relation to “TRANSATLANTIC”, the memorandum of agreement dated 15 August 2007 entered into between Boone as buyer and the relevant Seller as seller; and

(b)	in relation to “VOC GALAXY”, the memorandum of Agreement date 8 August 2007 entered into between Iokasti as buyer and the relevant Seller,

as each may be amended and supplemented and, in the plural, means both of them;

“Mortgage” means, in relation to each Ship, the first priority Maltese statutory mortgage on that Ship, in such form as the Lender may approve or require and in the plural means both of them.

“Negotiation Period” has the meaning given in Clause 4.6;

“Net Income” means, in relation to each financial year of the Corporate Guarantor, the aggregate income of the Group appearing in the Accounting Information for that financial year less the aggregate of:

(a)	the amounts incurred by the Group during that financial year as expenses of its business;

(b)	depreciation, amortisation and all interest in respect of all Financial Indebtedness of the Group paid by all members of the Group during that financial year;

(c)	Net Interest Expenses;

(d)	taxes; and

(e)	other items charged to the Corporate Guarantor’s consolidated profit and loss account for the relevant financial year;

“Net Interest Expenses” means, as of any date of determination, the aggregate of all interest, commitment and other fees, commissions, discounts and other costs, charges or expenses accruing due from all the members the Group during that accounting period less interest income received, determined on a consolidated basis in accordance with generally accepted accounting principles and as shown in the consolidated statements of income for the Group in the applicable Accounting Information;

“Payment Currency” has the meaning given in Clause 20.4;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(e)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower owning such Ship in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 13.12(g);

(f)	any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where a Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; and

(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pertinent Document” means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 12 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)	any document which has been or is at any time sent by or to the Lender in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets (including, without limitation, the Ships) of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a),

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Lender and/or the satisfaction of any other condition, would constitute an Event of Default;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period;

“Repayment Date” means a date on which a repayment is required to be made under Clause 7;

“Requisition Compensation” includes, in relation to a Ship, all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Secured Liabilities” means all liabilities which the Borrowers, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means the Corporate Guarantor, the Approved Manager (save for the Approved Manager for “VOC GALAXY” during the Bareboat Charter Period) and any other person (except the Lender and the Bareboat Charterer) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Lender notifies the Borrowers and the Security Parties that:

(a)	all amounts which have become due for payment by each of the Borrowers or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither Borrower nor any Security Party has any future or contingent liability under Clause 19, 20 or 21 or any other provision of this Agreement or another Finance Document; and

(d)	the Lender does not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of either of the Borrowers or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Seller” means:

(a)	in relation to “TRANSATLANTIC”, Pierre Shipping S.A., a corporation existing and organised under the laws of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia; and

(b)	in relation to “VOC GALAXY”, the Bareboat Charterer in its capacity as seller;

and in the plural means both of them;

“Ship” means each of “TRANSATLANTIC” and “VOC GALAXY” and in the plural means both of them;

“Total Assets” means, the total assets of the Group as stated in the most recent Accounting Information;

“Total Liabilities” means, as at the date of calculation, the aggregate Financial Indebtedness of the Group;

“Total Loss” means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of such Ship;

(b)	any expropriation, confiscation, requisition or acquisition of such Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 1 month redelivered to the full control of the owner owning such ship;

(c)	any arrest, capture, seizure or detention of such Ship (including any hijacking or theft) unless it is within 1 month redelivered to the full control of the owner owning such ship;

“Total Loss Date” means, in relation to a Ship:

(a)	in the case of an actual loss of such Ship, the date on which it occurred or, if that is unknown, the date when such Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of such Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower owning such Ship with such Ship’s insurers in which the insurers agree to treat such Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which the relevant underwriters consider that the event constituting the total loss occurred;

“TRANSANTLANTIC” means the 2001-built bulk carrier vessel of 40,437 registered gross tons and 25,855 net registered tons, having IMO Number 9236171 currently registered in the ownership of the relevant Seller under Liberian flag with the name “TRANS ATLANTIC”, to be purchased by Boone pursuant to the relevant MOA and registered in its ownership under Maltese flag with the new name “SAMATAN”;

“Tripartite Agreement” means an agreement dealing with (inter-alia) the operation of “VOC GALAXY” during the Bareboat Charter Period, made or, as the context may require to be made between (i) the Borrower, (ii) the Bareboat Charter and (iii) the Lender in such form as the Lender may approve or require;

“VOC GALAXY” means the 2002-built bulk carrier vessel of 30,928 gross registered tons and 16,341 net registered tons, having IMO Number 9257060 and currently registered in the ownership of the relevant Seller under the flag of Antigua & Bermuda with the name “VOC GALAXY” to be purchased by lokasti pursuant to the relevant MOA and registered in its ownership under Maltese flag with the same name; and

“Underlying Documents” means, together, the MOAs and any Charter.

1.2	Construction of certain terms. In this Agreement:

“approved” means, for the purposes of Clause 12, approved in writing by the Lender;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter, fax or telex;

“excess risks” means, in relation to a Ship the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of that Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surely or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means, in relation to a Ship, all insurances effected, or which the Borrower owning the Ship is obliged to effect, under Clause 12 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 1 of the Institute Time Clauses (Hulls) (1/10/83) or clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines and all risks excluded by clause 23 of the Institute Time Clauses (Hulls) (1/10/83) or clause 24 of the Institute Time Clauses (Hulls) (1/11/1995).

1.3	Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation. In this Agreement:

(a)	references in Clause 1.1 to a Finance Document or any other document being in the form of a particular appendix include references to that form with any modifications to that form which the Lender approves or reasonably requires;

(b)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(c)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(d)	words denoting the singular number shall include the plural and vice versa; and

(e)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	FACILITY

2.1	Amount of facility. Subject to the other provisions of this Agreement, the Lender shall make available to the Borrowers a loan facility not exceeding $90,000,000 to be drawn in up to two Advances.

2.2	Purpose of Advances. Each Borrower undertakes with the Lender to use each Advance only for the purpose stated in the preamble to this Agreement.

3	DRAWDOWN

3.1	Request for Advance. Subject to the following conditions, the Borrowers may request an Advance to be made by ensuring that the Lender receives a completed Drawdown Notice for that Advance not later than 11.00 a.m. (Athens time) 2 Business Days prior to the intended Drawdown Date for that Advance (which shall be a Business Day during the Availability Period).

3.2	Availability. The conditions referred to in Clause 3.1 are that:

(a)	each Drawdown Date has to be a Business Day during the Availability Period;

(b)	each Advance shall be made available in a single amount and any amount undrawn under an Advance shall be cancelled and may not be borrowed by the Borrowers at a later date;

(c)	each Advance shall not exceed:

(i)	in the case of the Boone Advance, an amount equal to the lesser of (a) $50,000,000, (b) 70.5 per cent. of the Market Value of “TRANSATLANTIC” and (c) 70.5 per cent. of the Contract Price of that Ship;

(ii)	in the case of the lokasti Advance, an amount of equal to the lesser of (a) $40,000,000 and (b) 72.8 per cent. of the Market Value of “VOC GALAXY” and (c) 72.8 of the Contract Price of that Ship; and

(d)	the aggregate principal amount of the Advances shall not exceed the lesser of (i) the Commitment and (ii) 71.2 per cent. of the aggregate Market Value of the Ships.

3.3	Drawdown Notice irrevocable. A Drawdown Notice must be signed by a director, officer or a duly authorised signatory of the Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Lender.

3.4	Disbursement of Advance. Subject to the provisions of this Agreement, the Lender shall on each Drawdown Date make the relevant Advance to the Borrowers; and payment to the Borrowers shall be made to the account which the Borrowers specify in the relevant Drawdown Notice.

3.5	Disbursement of Advance to third party. The payment of an Advance by the Lender under Clause 3.4 to the relevant Seller shall constitute the making of that Advance and the Borrowers shall at that time become indebted, as principal and direct obligor, to the Lender in an amount equal to that Advance.

4	INTEREST

4.1	Payment of normal interest. Subject to the provisions of this Agreement, interest on each Advance in respect of each Interest Period shall be paid by the Borrowers on the last day of that Interest Period.

4.2	Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest applicable to each Advance (or any part thereof) in respect of an Interest Period shall be the aggregate of the Margin and LIBOR for that Interest Period.

4.3	Payment of accrued interest. In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

4.4	Notification of market disruption. The Lender shall promptly notify the Borrowers if no rate is quoted on Reuters BBA Page LIBOR01 or if for any reason the Lender is unable to obtain Dollars in the London Interbank Market in order to fund the Loan (or any part of it) or an Advance during any Interest Period, stating the circumstances which have caused such notice to be given.

4.5	Suspension of drawdown. If the Lender’s notice under Clause 4.4 is served before an Advance is made, the Lender’s obligation to make that Advance shall be suspended while the circumstances referred to in the Lender’s notice continue.

4.6	Negotiation of alternative rate of interest. If the Lender’s notice under Clause 4.4 is served after an Advance is made, the Borrowers and the Lender shall use reasonable endeavours to agree, within the 15 days after the date on which the Lender serves its notice under Clause 4.4 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lender to fund or continue to fund the relevant Advance or Advances during the Interest Period concerned.

4.7	Application of agreed alternative rate of interest. Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

4.8	Alternative rate of interest in absence of agreement. If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Lender shall set an interest period and interest rate representing the cost of funding of the Lender in Dollars or in any available currency of the relevant Advance or Advances plus the Margin; and the procedure provided for by this Clause 4.8 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Lender.

4.9	Notice of prepayment. If the Borrowers do not agree with an interest rate set by the Lender under Clause 4.8, the Borrowers may give the Lender not less than 15 Business Days’ notice of their intention to prepay the relevant Advance or Advances at the end of the interest period set by the Lender.

4.10	Prepayment. A notice under Clause 4.9 shall be irrevocable; and on the last Business Day of the interest period set by the Lender, the Borrowers shall prepay (without premium or penalty) the relevant Advance or, as the case may be, the Loan, together with accrued interest thereon at the applicable rate plus the Margin.

4.11	Application of prepayment. The provisions of Clause 7 shall apply in relation to the prepayment.

4.12	Calculation of Leverage Ratio. The Lender shall calculate the Leverage Ratio on the Drawdown Date and on each Compliance Date thereafter (each a “Margin Calculation Date”) based on the recent Accounting Information for the purposes of calculating the Margin and shall advise the Borrower in writing, within 10 Business Days of each Margin Calculation Date, of the Margin which will apply for the 6 month period commencing on the relevant Margin Calculation Date Provided that in respect of each Margin Calculation Date other than the first Margin Calculation Date, the Lender shall only be obliged to advise the Borrowers of the Margin which will apply for the Interest Period commencing on the relevant Margin Calculation Date if that Margin will be different to the Margin which applies immediately prior to the relevant Margin Calculation Date.

For the purposes of calculating the Leverage Ratio pursuant to this Clause 4.12, the Market Value of the Ships shall be determined no more than 30 days prior to the relevant Margin Calculation Date.

5	INTEREST PERIODS

5.1	Commencement of Interest Periods. The first Interest Period applicable to an Advance shall commence on the Drawdown Date in respect of that Advance and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

5.2	Duration of normal Interest Periods. Subject to Clauses 5.3 and 5.4, each Interest Period shall be:

(a)	1, 3, 6, 9 or 12 months as notified by the Borrowers to the Lender not later than 11.00 a.m. (Athens time) 2 Business Days before the commencement of the Interest Period; or

(b)	3 months, if the Borrowers fail to notify the Lender by the time specified in paragraph (a); or

(c)	in the case of the first Interest Period applicable to the second Advance, a period ending on the last day of the then current Interest Period for the first Advance whereupon both Advances shall be consolidated and treated as a single Advance; or

(d)	such other period as the Lender may agree with the Borrowers.

5.3	Duration of Interest Periods for repayment instalments. In respect of an amount due to be repaid under Clause 7 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

5.4	Non-availability of matching deposits for Interest Period selected. If, after the Borrowers have selected and the Lender has agreed an Interest Period longer than 6 months, the Lender notifies the Borrowers by 11.00 a.m. (Athens time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 6 months.

6	DEFAULT INTEREST

6.1	Payment of default interest on overdue amounts. The Borrowers shall pay interest in accordance with the following provisions of this Clause 6 on any amount payable by the Borrowers under any Finance Document which the Lender does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 18.4, the date on which it became immediately due and payable.

6.2	Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Lender to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 6.3(a) and (b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 6.3(b).

6.3	Calculation of default rate of interest. The rates referred to in Clause 6.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);

(b)	the Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Lender may select from time to time:

(i)	LIBOR; or

(ii)	if the Lender determines that Dollar deposits for any such period are not being made available to it by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Lender by reference to the cost of funds to it from such other sources as the Lender may from time to time determine.

6.4	Notification of interest periods and default rates. The Lender shall promptly notify the Borrowers of each interest rate determined by it under Clause 6.3 and of each period selected by it for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrowers are liable to pay such interest only with effect from the date of the Lender’s notification.

6.5	Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined.

6.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7	REPAYMENT AND PREPAYMENT

7.1	Repayment instalments. The Borrowers shall repay:

(a)	the Boone Advance by 32 consecutive three-monthly instalments of (i) in the case of the first to twelfth instalments (inclusive), in the amount of $1,100,000 each, (ii) in the case of the thirteenth to the thirty-second instalments (inclusive), in the amount of $625,000 each and (iii) a balloon payment of $24,300,000 (the “Boone Balloon Instalment”) payable together with the thirty-second instalment; and

(b)	the Iokasti Advance by 32 consecutive three-monthly instalments (i) first to twelfth instalments (inclusive) in the amount of $900,000 each, (ii) in the case of the thirteenth to the thirty-second instalments (inclusive) in the amount of $500,000 and (iii) a balloon payment of $19,200,000 (the “Iokasti Balloon Instalment”) payable together with the thirty-second instalment,

Provided that if an Advance is drawdown in less than the maximum available amount of such Advance, each repayment instalment applicable to that Advance (including the relevant Balloon Instalment) shall be reduced pro rata by an amount in aggregate equal to such undrawn amount.

7.2	Repayment Dates. The first repayment instalment for each Advance shall be repaid on the date falling 3 months after the Drawdown Date relative to that Advance, each subsequent repayment instalment shall be repaid at 3-monthly intervals thereafter and the last instalment shall be repaid, together with the Balloon Instalment relative to that Advance, on the date falling on the eighth anniversary of the Drawdown Date for the Advance.

7.3	Final Repayment Date. On the final Repayment Date, the Borrowers shall additionally pay to the Lender all other sums then accrued or owing under any Finance Document.

7.4	Voluntary prepayment. Subject to the following conditions, the Borrowers may prepay the whole or any part of the Loan on the last day of an Interest Period.

7.5	Conditions for voluntary prepayment. The conditions referred to in Clause 7.4 are that:

(a)	a partial prepayment shall be $500,000 or a multiple of $500,000;

(b)	the Lender has received from the Borrowers at least 10 Business Days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made; and

(c)	the Borrowers have provided evidence satisfactory to the Lender that any consent required by the Borrowers or any Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affect the Borrowers or any Security Party has been complied with.

7.6	Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Lender and the amount specified in the prepayment notice shall become due and payable by the Borrowers on the date for prepayment specified in the prepayment notice.

7.7	Mandatory prepayment. The Borrowers shall be obliged to prepay the Relevant Fraction of the Loan if a Ship is sold or becomes a Total Loss:

(a)	if a Ship is sold, on or before the date on which the sale is completed by delivery of such Ship to the buyer; or

(b)	if a Ship becomes a total loss, on the earlier of the date falling 180 days after the Total Loss Date and the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss,

and in this Clause 7.7 “Relevant Fraction” is a fraction whose:

(i)	numerator is the Market Value of the Ship being sold or which has become a Total Loss on the date on which such sale is completed or (as the case may be) the date on which the Total Loss occurred; and

(ii)	denominator is the aggregate Market Value of all the Ships on the date on which the relevant Ship which are subject to a Mortgage is sold or becomes a Total Loss.

7.8	Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 20 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period, together with any sums payable under Clauses 20.1(b) and 20.2 but without premium or penalty.

7.9	Application of partial prepayment. Each partial prepayment made pursuant to:

(a)	Clause 7.4 shall be applied pro rata against the repayment instalments specified in Clause 7.1 outstanding at the time of the partial prepayment (including, without limitation, the Balloon Instalments); and

(b)	Clause 7.7 shall be applied first against in fully repaying the Advance which used to finance the relevant Ship and any balance shall be applied pro rata against the repayment instalments specified in Clause 7 in respect of the other Advance outstanding at the time of the partial prepayment (including, without limitation, the relevant Balloon Instalment).

7.10	No reborrowing. No amount prepaid may be reborrowed.

8	CONDITIONS PRECEDENT

8.1	Documents, fees and no default. The Lender’s obligation to make the Loan is subject to the following conditions precedent:

(a)	that, on or before the service of the Drawdown Notice, the Lender receives the documents described in Part A of Schedule 2 in form and substance satisfactory to it and its lawyers;

(b)	that, on or before the service of the Drawdown Notice in respect of each Advance, the Lender receives the documents described in Part B of Schedule 2 in form and substance satisfactory to it and its lawyers;

(c)	that both at the date of each Drawdown Notice and at each Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the relevant Advance; and

(ii)	the representations and warranties in Clause 9 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 4.4 has occurred and is continuing;

(iv)	there has been no material adverse change in the financial position, state of affairs or prospects of the Borrowers, the Corporate Guarantor any other Security Party in the light of which the Lender considers that there is a significant risk that the Borrowers, the Corporate Guarantor or any other Security Party will later become unable to discharge its liabilities under the Finance Documents to which it is a party as they fall due;

(d)	that, if the ratio set out in Clause 14.1 were applied immediately following the making of the relevant Advance, the Borrowers would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(e)	that the Lender has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Lender may reasonably request by notice to the Borrower prior to the relevant Drawdown Date.

8.2	Waivers of conditions precedent. If the Lender, at its discretion, permits an Advance to be borrowed before certain of the conditions referred to in Clause 8.1 are satisfied, the Borrowers shall ensure that those conditions are satisfied within 10 Business Days after the relevant Drawdown Date (or such longer period as the Lender may specify).

9	REPRESENTATIONS AND WARRANTIES

9.1	General. Each Borrower represents and warrants to the Lender as follows.

9.2	Status. Each Borrower is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands.

9.3	Share capital and ownership. Each Borrower has an authorised share capital of $10,000 divided into 500 shares of $20 each and the legal title and beneficial ownership of all those shares is held, free of any Security Interest or other claim, by the Corporate Guarantor.

9.4	Corporate power. Each Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the MOA, to purchase and pay for its Ship and register it in its name under the Maltese flag;

(b)	in the case of Iokasti, to execute the Bareboat Charter;

(c)	to execute the Finance Documents to which each Borrower is a party; and

(d)	to borrow under this Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which it is a party.

9.5	Consents in force. All the consents referred to in Clause 9.4 remain in force and nothing has occurred which makes any of them liable to revocation.

9.6	Legal validity; effective Security Interests. The Finance Documents to which each Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the legal, valid and binding obligations of that Borrower enforceable against the Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate;

subject to any relevant insolvency laws affecting creditors’ rights generally.

9.7	No third party Security Interests. Without limiting the generality of Clause 9.6, at the time of the execution and delivery of each Finance Document:

(a)	each Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

9.8	No conflicts. The execution by each Borrower of each Finance Document to which it is a party, and the borrowing by the Borrowers of the Loan, and their compliance with each Finance Document will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Borrowers; or

(c)	any contractual or other obligation or restriction which is binding on the Borrowers or any of their assets.

9.9	No withholding taxes. All payments which the Borrowers are liable to make under the Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

9.10	No default. No Event of Default or Potential Event of Default has occurred and is continuing.

9.11	Information. All information which has been provided in writing by or on behalf of the Borrowers or any Security Party to the Lender in connection with any Finance Document satisfied the requirements of Clause 10.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 10.7; and there has been no material adverse change in the financial position or state of affairs of either of the Borrowers from that disclosed in the latest of those accounts.

9.12	No litigation. No legal or administrative action involving either Borrower (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to either Borrowers’ knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on either Borrowers’ financial position or profitability.

9.13	Validity and completeness of the Underlying Documents. The Underlying Documents constitute valid, binding and enforceable obligations of each of the parties thereto in accordance with their terms, and:

(a)	the copies of the Underlying Documents delivered to the Lender before the date of this Agreement are a true and complete copies; and

(b)	no amendments or additions to any Underlying Document have been agreed nor has any party to an Underlying Document waived its rights under the relevant Underlying Document.

9.14	No rebates, etc. There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to each Borrower, the relevant Seller or any third party in connection with the purchase by a Borrower of its Ship other than as disclosed to the Lender in writing on or prior to the date of this Agreement.

9.15	Compliance with certain undertakings. At the date of this Agreement, each of the Borrowers is in compliance with Clauses 10.2, 10.4, 10.9 and 10.13.

9.16	Taxes paid. Each Borrower has paid all taxes applicable to, or imposed on or in relation to that Borrower, its business or the Ship owned by it.

9.17	ISM Code and ISPS Code compliance. All requirements of the ISM Code and the ISPS Code as they relate to the Borrowers, the Approved Manager, the Bareboat Charterer and the Ships have been complied with.

9.18	No money laundering. Without prejudice to the generality of Clause 2.2, in relation to the borrowing by the Borrowers of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents, each Borrower confirms that it is acting for its own account and that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities).

9.19	ISO 9002. Each Borrower will, once it is required to do so by law, obtain ISO 9002 certification.

10	GENERAL UNDERTAKINGS

10.1	General. Each Borrower undertakes with the Lender to comply with the following provisions of this Clause 10 at all times during the Security Period, except as the Lender may otherwise permit.

10.2	Title; negative pledge. Each Borrower will:

(a)	hold the legal title to, and own the entire beneficial interest in its Ship, her Insurances and her Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents (and the effect of assignments contained in the Finance Documents) and except for Permitted Security Interests; and

(b)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future.

10.3	No disposal of assets. Neither Borrower will transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation.

10.4	No other liabilities or obligations to be incurred. Neither Borrower will incur any Financial Indebtedness except that incurred under the Finance Documents and that reasonably incurred in the ordinary course of operating and chartering its Ship.

10.5	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Borrowers under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

10.6	Provision of financial statements. The Borrowers will send or procure there are sent to the Lender:

(a)	as soon as possible, but in no event later than 180 days after the end of each financial year of the Borrowers and the Corporate Guarantor (commencing with the financial year ending on 31 December 2007), the audited consolidated financial statements of each of the Borrowers and the Corporate Guarantor for that financial year; and

(b)	as soon as possible, but in no event later than 60 days after the end of each 6-month period in each financial year of the Borrowers and the Corporate Guarantor ending on 30 June and 31 December (commencing with the 6-month period ending on 31 December 2007); the interim unaudited consolidated financial statements of the Borrowers and the Corporate Guarantor for that 6-month period.

10.7	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 10.6 will:

(a)	be prepared in accordance with all applicable laws and generally accepted accounting principles consistently applied;

(b)	give a true and fair view of the state of affairs of each Borrower or, as the case may be, the Corporate Guarantor at the date of those accounts and of profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of each Borrower or, as the case may be, the Corporate Guarantor.

10.8	Shareholders and creditor notices. Each Borrower will send the Lender, at the same time as they are despatched, copies of all communications which are despatched to that Borrower’s shareholders or creditors or any class of them.

10.9	Consents. Each Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Lender of, all consents required:

(a)	for each Borrower to perform its obligations under any Finance Document;

(b)	for the validity or enforceability of any Finance Document;

(c)	for each Borrower to continue to own and operate its Ship; and

(d)	for lokasti to continue to perform its obligations under the Bareboat Charter,

and the Borrowers will comply with the terms of all such consents.

10.10	Maintenance of Security Interests. Each Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a) above, authorise and hereby authorises the Lender at the cost of the Borrowers to promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which may be or become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

10.11	Notification of litigation. Each Borrower will provide the Lender with details of any legal or administrative action involving either Borrower, any Security Party, the Approved Manager, either Ship, the Earnings or the Insurances as soon as such action is instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

10.12	No amendment to Underlying Documents. Neither Borrower will agree to any amendment or supplement to, or waive or fail to enforce, an Underlying Document or any of their respective provisions.

10.13	Principal place of business. Each Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated in Clause 27.2(a) and neither Borrower will establish, or do anything as a result of which it would be deemed to have, a place of business in the United Kingdom or the United States of America.

10.14	Confirmation of no default. Each Borrower will, within 2 Business Days after service by the Lender of a written request, serve on the Lender a notice which is signed by a director of each Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

10.15	Notification of default. Each Borrower will notify the Lender as soon as either Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred,

and will keep the Lender fully up-to-date with all developments.

10.16	Provision of further information. Each Borrower will, as soon as practicable after receiving the request, provide the Lender with:

(a)	any additional financial or other information relating to such Borrower, its Ship, the Earnings, the Insurances, the Approved Manager or the Corporate Guarantor; or

(b)	any additional financial or other information relating to any other matter relevant to, or to any provision of, a Finance Document; or

(c)	any information relating to the Bareboat Charter in the context of the management, employment and operation of the Ship during the Bareboat Charter Period,

which may be requested by the Lender at any time.

10.17	Termination of Bareboat Charter. If the Bareboat Charter terminates or is terminated (otherwise than through the effluxion of time) the Borrowers shall within 60 days of the date of termination of the Bareboat Charter arrange for “VOC GALAXY” to be chartered to a charterer acceptable to the Lender (in its absolute discretion) on such terms and for such duration as are acceptable to the Lender (in its absolute discretion).

10.18	Time Charter Assignment. If either Borrower enters into any bareboat charter (other than the Bareboat Charter) or any Approved Charter in respect of its Ship, such Borrower shall, at the request of the Lender, execute in favour of the Lender a Charterparty Assignment in respect of such bareboat charter or Approved Charter and deliver to the Lender any documents in relation thereto which the Lender may require.

11	CORPORATE UNDERTAKINGS

11.1	General. Each Borrower also undertakes with the Lender to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Lender may otherwise permit.

11.2	Maintenance of status. Each Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Marshall Islands.

11.3	Negative undertakings. Neither Borrower will:

(a)	carry on any business other than the ownership, chartering and operation of the Ship owned by it; or

(b)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in such Borrower’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected,

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to such Borrower than those which it could obtain in a bargain made at arms’ length;

(c)	open or maintain any account with any bank or financial institution except accounts with the Lender for the purposes of the Finance Documents;

(d)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;

(e)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative; or

(f)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.

12	INSURANCE

12.1	General. Each Borrower also undertakes with the Lender to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Lender may otherwise permit.

12.2	Maintenance of obligatory insurances. Each Borrower shall keep the Ship owned by it insured at the expense of such Borrower against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks;

(c)	protection and indemnity risks; and

(d)	any other risks against which the Lender considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Lender be reasonable for such Borrower to insure and which are specified by the Lender by notice to such Borrower.

12.3	Terms of obligatory insurances. Each Borrower shall effect such insurances:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) an amount, which when aggregated with the insured value of any other Ship at the relevant time subject to a Mortgage, is equal to 125 per cent. of the amount of the Loan and (ii) the Market Value of such Ship; and

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)	in relation to protection and indemnity risks, in respect of the relevant Ship’s full tonnage;

(e)	on approved terms; and

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

12.4	Further protections for the Lender. In addition to the terms set out in Clause 12.3, each Borrower shall procure that the obligatory insurances shall:

(a)	whenever the Lender requires, name (or be amended to name) the Lender as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Lender thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)	name the Lender as loss payee with such directions for payment as the Lender may specify;

(c)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made without set-off, counterclaim or deductions or condition whatsoever;

(d)	provide that the insurers shall waive, to the fullest extent permitted by English law, their entitlement (if any) (whether by statute, common law, equity, or otherwise) to be subrogated to the rights and remedies of the Lender in respect of any rights or interests (secured or not) held by or available to the Lender in respect of the Secured Liabilities, until the Secured Liabilities shall have been fully repaid and discharged, except that the insurers shall not be restricted by the terms of this paragraph (d) from making personal claims against persons (other than the relevant Owner or the Lender) in circumstances where the insurers have fully discharged their liabilities and obligations under the relevant obligatory insurances;

(e)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender;

(f)	provide that the Lender may make proof of loss if the relevant Borrower fails to do so; and

(g)	provide that if any obligatory insurance is cancelled, or if any substantial change is made in the coverage which adversely affects the interest of the Lender, or if any obligatory insurance is allowed to lapse for non-payment of premium, such cancellation, charge or lapse shall not be effective with respect to the Lender for 30 days (or 7 days in the case of war risks) after receipt by the Lender of prior written notice from the insurers of such cancellation, change or lapse.

12.5	Renewal of obligatory insurances. Each Borrower shall:

(a)	at least 14 days before the expiry of any obligatory insurance:

(i)	notify the Lender of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom such Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Lender’s approval to the matters referred to in paragraph (i) above;

(b)	at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Lender’s approval pursuant to paragraph (a) above; and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.

12.6	Copies of policies; letters of undertaking. Each Borrower shall ensure that all approved brokers provide the Lender with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters or undertaking in a form required by the Lender and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 12.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with the said loss payable clause;

(c)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;

(d)	they will notify the Lender, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the relevant Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Lender of the terms of the instructions; and

(e)	they will not set off against any sum recoverable in respect of a claim relating to the relevant Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the relevant Ship or otherwise, they waive any lien on the policies (including, without limitation, any fleet lien), or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the relevant Ship forthwith upon being so requested by the Lender.

12.7	Copies of certificates of entry. Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Lender with:

(a)	a certified copy of the certificate of entry for such Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Lender;

(c)	where required to be issued under the terms of insurance/indemnity provided by the Borrower’s protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by that Owner in accordance with the requirements of such protection and indemnity association; and

(d)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to such Ship.

12.8	Deposit of original policies. Each Borrower shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

12.9	Payment of premiums. Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Lender.

12.10	Guarantees. Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

12.11	Restrictions on employment. The Borrower shall procure that neither Owner employ the Ship owned by it, nor permit her to be employed, outside the cover provided by any obligatory insurances.

12.12	Compliance with terms of insurances. Each Borrower shall neither do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)	each Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 12.7(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;

(b)	neither Borrower shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it unless approved by the underwriters of the obligatory insurances;

(c)	each Borrower shall make (and promptly supply copies to the Lender of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading (if permitted by the Lender) to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	neither of the Borrowers shall employ its Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

12.13	Alteration to terms of insurances. Neither Borrower shall make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

12.14	Settlement of claims. Neither Borrower shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

12.15	Provision of copies of communications. Each Borrower shall provide the Lender, at the time of each such communication, copies of all written communications between the relevant Borrower and:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	that Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

12.16	Provision of information. In addition, each Borrower shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 12.17 below or dealing with or considering any matters relating to any such insurances,

and each Borrower shall, forthwith upon written demand, indemnify the Lender in respect of all fees and other expenses incurred by or for the account of the Lender in connection with any such report as is referred to in paragraph (a) above.

12.17	Mortgagee’s interest and additional perils insurances. The Lender shall be entitled from time to time to effect, maintain and renew a mortgagee’s interest additional perils insurance and a mortgagee’s interest marine insurance on such terms, in such amounts, through such insurers and generally in such manner as the Lender may from time to time consider appropriate and the Borrowers shall upon demand fully indemnify the Lender in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

12.18	Review of insurance requirements. The Lender shall be entitled to review the requirements of this Clause 12 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Lender, significant and capable of affecting the Borrowers or the Ships and their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Borrowers may be subject), and may appoint insurance consultants in relation to this review at the cost of the Borrowers.

12.19	Modification of insurance requirements. The Lender shall notify the Borrowers of any proposed modification under Clause 12.18 to the requirements of this Clause 12 which the Lender considers appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrowers as an amendment to this Clause 12 and shall bind the Borrowers accordingly.

12.20	Compliance with mortgagee’s instructions. The Lender shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require either Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Lender until the Borrower which is the owner of that Ship implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 12.19.

13	SHIP COVENANTS

13.1	General. Each Borrower also undertakes with the Lender to comply with the following provisions of this Clause 13 at all times during the Security Period except as the Lender may otherwise permit.

13.2	Ship’s name and registration. Each Borrower shall keep the Ship owned by it registered in its ownership as a Maltese ship at the port of Valletta; shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of a Ship.

13.3	Repair and classification. Each Borrower shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain the highest classification available for vessels of the same age, type and specification as such Ship with an approved classification society which is a member of IACS (or such other first class classification society as may be approved by the Lender), free of overdue recommendations and requirements affecting such Ship’s class; and

(c)	so as to comply with all laws and regulations applicable to vessels registered at ports in Malta or to vessels trading to any jurisdiction to which such Ship may trade from time to time, including but not limited to the ISM Code, the ISM Code Documentation and the ISPS Code Documentation.

13.4	Modification. Neither Borrower shall make any modification or repairs to, or replacement of, the Ship owned by it or equipment installed on such Ship which would or might materially alter the structure, type or performance characteristics of such Ship or materially reduce its value.

13.5	Removal of parts. Neither Borrower shall remove any material part of the Ship owned by it, or any item of equipment installed on such Ship, unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Lender and becomes on installation on such Ship the property of the relevant Borrower and subject to the security constituted by the Mortgage and if applicable, the Deed of Covenant relative to that Ship Provided that a Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to its Ship.

13.6	Surveys. Each Borrower shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Lender, provide the Lenders at the expense of the Borrower, with copies of all survey reports.

13.7	Inspection. Each Borrower shall permit the Lender (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.

13.8	Prevention of and release from arrest. Each Borrower shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, her Earnings or her Insurances;

(b)	all taxes, dues and other amounts charged in respect of the Ship owned by it, her Earnings or her Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship owned by it, the Earnings or the Insurances;

and, forthwith upon receiving notice of the arrest of the Ship owned by it, or of its detention in exercise or purported exercise of any lien or claim, the relevant Borrower shall procure its release by providing bail or otherwise as the circumstances may require.

13.9	Compliance with laws etc. Each of the Borrowers shall:

(a)	comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of the relevant Borrowers;

(b)	not employ the Ship owned by it, nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit it to enter or trade to any zone which is declared a war zone by any government or by such Ship’s war risks insurers unless the prior written consent of the Lender has been given and the relevant Borrower has (at its expense) effected any special, additional or modified insurance cover which the Lender may require.

13.10	Provision of information. Each Borrower shall promptly provide the Lender with any information which it requests regarding:

(a)	the Ship owned by it, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to such Ship’s master and crew;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of such Ship and any payments made in respect of such Ship;

(d)	any towages and salvages; and

(e)	the relevant Borrower’s, the Approved Manager’s, the Bareboat Charterer’s or such Ship’s compliance with the ISM Code and the ISPS Code,

and, upon the Lender’s request, provide copies of any current charter save for the Bareboat Charter and any charter guarantee in relation thereto relating to such Ship, of any current charter guarantee and of the ISM Code Documentation and ISPS Code Documentation.

13.11	Notification of certain events. Each Borrower shall immediately notify the Lender by fax, confirmed forthwith by letter, of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;

(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on such Ship or its Earnings or any requisition of such Ship for hire;

(e)	any intended dry docking of the Ship owned by it;

(f)	any Environmental Claim made against the relevant Borrower or in connection with the Ship owned by it, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against the relevant Borrower, the Approved Manager or, as the case may be, the Bareboat Charterer or otherwise in connection with the Ship owned by it; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and each Borrower shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require of each Borrower’s, the Approved Manager’s, the Bareboat Charterer’s or any other person’s response to any of those events or matters.

13.12	Restrictions on chartering, appointment of managers etc. Neither Borrower shall:

(a)	(save under the Bareboat Charter) let the Ship owned by it on demise charter for any period;

(b)	enter into any time or consecutive voyage charter in respect of the Ship owned by it for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months;

(c)	enter into any charter in relation to the Ship owned by it under which more than 2 months’ hire (or the equivalent) is payable in advance;

(d)	charter the Ship owned by it otherwise than on bona fide arm’s length terms at the time when such Ship is fixed;

(e)	appoint a manager of the Ship owned by it other than the Approved Manager or agree to any alteration to the terms of the Approved Manager’s appointment;

(f)	de-activate or lay up the Ship owned by it; or

(g)	put the Ship owned by it into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $500,000 (or the equivalent in any other currency) unless that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on such Ship or her Earnings for the cost of such work or for any other reason.

13.13	Notice of Mortgage. Each Borrower shall keep the Mortgage registered against the Ship owned by it as a valid first priority mortgage, carry on board such Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of such Ship a framed printed notice stating that such Ship is mortgaged by the relevant Borrower to the Lender.

13.14	Sharing of Earnings. Neither Borrower shall enter into any agreement or arrangement for the sharing of any Earnings.

13.15	Compliance with Insurance and Ship covenants. Iokasti shall procure the performance by the Bareboat Charterer of all the covenants and undertakings to be observed, performed and complied with, by or on behalf of the Bareboat Charterer under Clause 12 (other than Clause 13.15) and Clause 13 and, to the extent that the Bareboat Charterer duly performs and discharges its obligations set out in this Clause 13.15 or to the further extent that the Bareboat Charterer, by its performance of the Bareboat Charter, performs and discharges further obligations of Iokasti contained in the Finance Documents, then such performance and discharge shall, to that extent, be deemed due performance and discharge of Iokasti’s obligations under the Finance Documents.

14	SECURITY COVER

14.1	Minimum required security cover. Clause 14.2 applies if the Lender notifies the Borrowers that:

(a)	the Market Value of the Ships; plus

(b)	the net realisable value of any additional security previously provided under this Clause 14,

is below 125 per cent. of the amount of the Loan.

14.2	Provision of additional security; prepayment. If the Lender serves a notice on the Borrowers under Clause 14.1, the Borrowers shall, within 1 month after the date on which the Lender’s notice is served, either:

(a)	provide, or ensure that a third party provides, additional security which, in the opinion of the Lender, has a net realisable value at least equal to the shortfall and is documented in such terms as the Lender may approve or require; or

(b)	prepay such part (at least) of the Loan as will eliminate the shortfall.

14.3	Valuation of Ships. The market value of a Ship at any date is that shown by the average of two valuations prepared:

(a)	as at a date not more than 14 days previously;

(b)	by 2 Approved Brokers appointed by the Lender;

(c)	with or without physical inspection of the relevant Ship (as the Lender may require);

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer;

(e)	free of any existing charter or other contract of employment; and

(f)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale

Provided that if one such valuation is more than 115 per cent. of the other valuation, then the Lender shall select a third Approved Broker to provide a valuation of the relevant Ship in accordance with this Clause 14.4 and the Market Value of that Ship shall be the arithmetic average of all three such valuations.

14.4	Value of additional vessel security. The net realisable value of any additional security which is provided under Clause 14.2 and which consists of a Security Interest over a vessel shall be that shown either by way of a valuation complying with the requirements of Clause 14.3 or by a valuation from an independent sale and purchase shipbroker appointed by the Borrowers and approved by the Lender (and on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and willing buyer, free of charter or other contract of employment).

14.5	Valuations binding. Any valuation under Clause 14.2, 14.3 or 14.4 shall be binding and conclusive as regards the Borrowers, as shall be any valuation which the Lender makes of any additional security which does not consist of or include a Security Interest.

14.6	Frequency of valuation. The Borrowers acknowledge and agree that the Lender may commission valuations of each Ship at such times as the Lender shall deem necessary and, in any event, not less than twice during each 12-month period of the Security Period.

14.7	Provision of information. Each Borrower shall promptly provide the Lender and any Approved Broker or expert acting under Clause 14.4 with any information which the Lender or the Approved Broker or expert may request for the purposes of the valuation; and, if a Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Lender (or the expert appointed by it) considers prudent.

14.8	Payment of valuation expenses. Without prejudice to the generality of the Borrowers’ obligations under Clauses 19.2, 19.3 and 20.3, each Borrower shall, on demand, pay the Lender the amount of the fees and expenses of any shipbroker or expert instructed by the Lender under this Clause and all legal and other expenses incurred by the Lender in connection with any matter arising out of this Clause.

14.9	Application of prepayment. Clause 7 shall apply in relation to any prepayment pursuant to Clause 14.2(b).

15	PAYMENTS AND CALCULATIONS

15.1	Currency and method of payments. All payments to be made by the Borrowers to the Lender under a Finance Document shall be made to the Lender:

(a)	by not later than 11.00 a.m. (Athens time) on the due date;

(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Lender shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and

(c)	to the account of the Lender at Bank of New York of New York, USA for credit to the account of the Lender (Account No. 8033138548), or to such other account with such other bank as the Lender may from time to time notify to the Borrowers.

15.2	Payment on non-Business Day. If any payment by the Borrowers under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

15.3	Basis for calculation of periodic payments. All interest and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

15.4	Lender accounts. The Lender shall maintain an account showing the amounts advanced by the Lender and all other sums owing to the Lender from the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

15.5	Accounts prima facie evidence. If the account maintained under Clause 15.4 shows an amount to be owing by the Borrowers or a Security Party to the Lender, that account shall be prima facie evidence, save in the case of manifest error, that amount is owing to the Lender.

16	APPLICATION OF RECEIPTS

16.1	Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by the Lender under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following proportions:

(i)	first, in or towards satisfaction pro rata of all amounts then due and payable to the Lender under the Finance Documents other than those amounts referred to at (ii) and (iii) below (including, but without limitation, all amounts payable by the Borrowers under Clauses 19, 20 and 21 of this Agreement or by the Borrowers or any Security Party under any corresponding or similar provision in any other Finance Document);

(ii)	secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Lender under the Finance Document but shall have failed to pay or deliver to the Lender at the time of application or distribution under this Clause 16); and

(iii)	thirdly, in or towards satisfaction of the Loan;

(b)	SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Lender, by notice to the Borrowers and the Security Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the foregoing provisions of this Clause 16.1; and

(c)	THIRDLY: any surplus shall be paid to the Borrowers or to any other person appearing to be entitled to it.

16.2	Variation of order of application. The Lender may, by notice to the Borrowers and the Security Parties, provide for a different manner of application from that set out in Clause 16.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

16.3	Notice of variation of order of application. The Lender may give notices under Clause 16.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

16.4	Appropriation rights overridden. This Clause 16 and any notice which the Lender gives under Clause 16.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrowers or any other Security Party.

17	APPLICATION OF EARNINGS

17.1	Payment of Earnings. Each Borrower undertakes with the Lender to ensure that, throughout the Security Period (and subject only to the provisions of the General Assignments), all the Earnings in relation to each Ship are paid to the Account in respect of that Ship.

17.2	Application of Earnings. Until an Event of Default or a Potential Event of Default occurs, the Lender shall on each Repayment Date and on each due date for the payment of interest under this Agreement apply (and the Borrowers hereby irrevocably authorise the Lender to apply) so much of the balance on the Accounts as equals:

(a)	the repayment instalment due on that Repayment Date; or

(b)	the amount of interest payable on that interest payment date,

in each case in discharge of the Borrowers’ liability for that repayment instalment or that interest.

17.3	Interest accrued on Accounts. Any credit balance on the Accounts shall bear interest at the rate from time to time offered by the Lender to its customers for Dollar deposits of similar amounts and for periods similar to those for which such balances appear to the Lender likely to remain on that Account.

17.4	Release of accrued interest. Interest accruing under Clause 17.3 shall be freely available to the Borrowers.

17.5	Location of accounts. Each Borrower shall promptly:

(a)	comply with any requirement of the Lender as to the location or re-location of the Accounts or either of them;

(b)	execute any documents which the Lender specifies to create or maintain in favour of the Lender a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Accounts.

17.6	Debits for expenses etc. The Lender shall be entitled (but not obliged) from time to time to debit the Accounts (or either of them) with prior notice in order to discharge any amount due and payable (which remains unpaid) to it under Clauses 19 or 20 or payment of which it has become entitled to demand under Clauses 19 or 20.

17.7	Borrowers’ obligations unaffected. The provisions of this Clause 17 (as distinct from a distribution effected under Clause 17.2) do not affect:

(a)	the liability of the Borrowers to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrowers or any Security Party under any Finance Document.

18	EVENTS OF DEFAULT

18.1	Events of Default. An Event of Default occurs if:

(a)	either Borrower or the Corporate Guarantor fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document; or

(b)	any breach occurs of Clauses 8.2, 10.2, 10.3, 10.17,11.2,11.3, 14.2 or 17.1; or

(c)	any breach by either Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraph (a) or (a) above) if, in the opinion of the Lender, such default is capable of remedy and such default continues unremedied 14 days after written notice from the Lender requesting action to remedy the same; or

(d)	(subject to any applicable grace period specified in any Finance Document) any breach by either Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraph (a), (b) or (c) above); or

(e)	any representation, warranty or statement made by, or by an officer of, either Borrower or a Security Party in a Finance Document or in the Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person exceeding (in the case of the Corporate Guarantor) $1,000,000 (or the equivalent in any other currency) in aggregate:

(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes, in the opinion of the Lender, unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $500,000 or more or the equivalent in another currency; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	a Relevant Person makes any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent, or a winding up or administration order is made in relation to a Security Party, or the members or directors of either Borrower or the Corporate Guarantor pass a resolution to the effect that it should be wound up, placed in administration or cease to carry on business, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or the Corporate Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Lender and effected not later than 3 months after the commencement of the winding up; or

(v)	a petition is presented in any Pertinent Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of a Relevant Person unless the petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within 30 days of the presentation of the petition; or

(vi)	a Relevant Person petitions a court, or presents any proposal for, any form of judicial or non-judicial suspension or deferral of payments, reorganisation of its debt (or certain of its debt) or arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise; or

(vii)	any meeting of the members or directors of a Relevant Person is summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iii), (iv), (v) or (vi) above; or

(viii)	in a Pertinent Jurisdiction other than England, any event occurs or any procedure is commenced which, in the opinion of the Lender, is similar to any of the foregoing; or

(h)	either Borrower ceases or suspends carrying on its business or a part of its business which, in the opinion of the Lender, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for either Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Lender considers material under a Finance Document; or

(ii)	for the Lender to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)	any consent necessary to enable either Borrower or the Bareboat Charterer to own, operate or charter the Ship owned by it or to enable either Borrower or any Security Party to comply with any provision which the Lender considers material of a Finance Document or any Underlying Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)	it appears to the Lender that, without its prior consent, a change has occurred after the date of this Agreement in the legal ownership of any of the shares in, either Borrower or in the ultimate control of the voting rights attaching to any of those shares; or

(1)	any provision which the Lender considers material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(m)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(n)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a change in the financial position, state of affairs or prospects of either Borrower or the Corporate Guarantor; or

(ii)	any accident or other event involving either of the Ships or another vessel, owned, chartered or operated by a Relevant Person,

in the light of which the Lender considers that there is a significant risk that either Borrower or any Security Party is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due.

18.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default the Lender may:

(a)	serve on the Borrowers a notice stating that all obligations of the Lender to the Borrowers under this Agreement are terminated; and/or

(b)	serve on the Borrowers a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(c)	take any other action which, as a result of the Event of Default or any notice served under paragraph (a) or (b) above, the Lender is entitled to take under any Finance Document or any applicable law.

18.3	Termination of Commitment. On the service of a notice under Clause 18.2(a) the Commitment, and, all other obligations of the Lender to the Borrowers under this Agreement shall terminate.

18.4	Acceleration of Loan. On the service of a notice under Clause 18.2(b), the Loan, all accrued interest and all other amounts accrued or owing from the Borrowers (or either of them) or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

18.5	Multiple notices; action without notice. The Lender may serve notices under Clauses 18.2(a) and (b) simultaneously or on different dates and it may take any action referred to in Clause 18.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

18.6	Exclusion of Lender liability. Neither the Lender nor any receiver or manager appointed by the Lender, shall have any liability to the Borrowers (or either of them) or any other Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt the Lender or a receiver or manager from liability for losses shown to have been caused directly and mainly by the dishonesty, the gross negligence or the wilful misconduct of the Lender’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

18.7	Relevant Persons. In this Clause 18 a “Relevant Person” means each Borrower, a Security Party and any other member of the Group; but excluding any company which is dormant and the value of whose gross assets is $50,000 or less.

18.8	Interpretation. In Clause 18.l(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 18.1(g) “petition” includes an application.

19	FEES AND EXPENSES

19.1	Arrangement and management fees. The Borrowers shall pay to the Lender on a non-refundable arrangement fee of $310,000 on the date of this Agreement.

19.2	Costs of negotiation, preparation etc. The Borrowers shall pay to the Lender on its demand the amount of all reasonable expenses incurred by the Lender in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

19.3	Costs of variation, amendments, enforcement etc. The Borrowers shall pay to the Lender, within 5 Business Days of the Lender’s demand, the amount of all reasonable expenses incurred by the Lender in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lender concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 14 or any other matter relating to such security; or

(d)	any step taken by the Lender with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

19.4	Documentary taxes. The Borrowers shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Lender’s demand, fully indemnify the Lender against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrowers (or either of them) to pay such a tax.

19.5	Certification of amounts. A notice which is signed by 2 officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 19 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence, save in the case of manifest error, that the amount, or aggregate amount, is due.

20	INDEMNITIES

20.1	Indemnities regarding borrowing and repayment of Loan. The Borrowers shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Lender, or which the Lender reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	an Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)	any failure (for whatever reason) by the Borrowers (or either of them) to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrowers on the amount concerned under Clause 6);

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 18,

and in respect of any tax (other than tax on its overall net income) for which the Lender is liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under any Finance Document.

20.2	Breakage costs. Without limiting its generality, Clause 20.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by the Lender:

(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount); and

(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender) to hedge any exposure arising under this Agreement or a number of transactions of which this Agreement is one.

20.3	Miscellaneous indemnities. The Borrowers shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by the Lender, in any country, as a result of or in connection with:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Lender or by any receiver appointed under a Finance Document;

(b)	any other Pertinent Matter,

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Lender.

Without prejudice to its generality, this Clause 20.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

20.4	Currency indemnity. If any sum due from the Borrowers or any Security Party to the Lender under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrowers (or either of them) or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,

the Borrowers shall indemnify the Lender against the loss arising when the amount of the payment actually received by the Lender is converted at the available rate of exchange into the Contractual Currency.

In this Clause 20.4, the “available rate of exchange” means the rate at which the Lender is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 20.4 creates a separate liability of the Borrowers which is distinct from their other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

20.5	Certification of amounts. A notice which is signed by 2 officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence, save in the case of manifest error, that the amount, or aggregate amount, is due.

21	NO SET-OFF OR TAX DEDUCTION

21.1	No deductions. All amounts due from the Borrowers under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrowers are required by law to make.

21.2	Grossing-up for taxes. If the Borrowers are required by law to make a tax deduction from any payment:

(a)	the Borrowers shall notify the Lender as soon as it becomes aware of the requirement;

(b)	the Borrowers shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Lender receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

21.3	Evidence of payment of taxes. Within one month after making any tax deduction, the Borrowers shall deliver to the Lender documentary evidence satisfactory to the Lender that the tax had been paid to the appropriate taxation authority.

21.4	Exclusion of tax on overall net income. In this Clause 21 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on the Lender’s overall net income.

22	ILLEGALITY, ETC

22.1	Illegality. This Clause 22 applies if the Lender notifies the Borrowers that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

22.2	Notification and effect of illegality. On the Lender notifying the Borrowers under Clause 22.1, the Commitment shall terminate; and thereupon or, if later, on the date specified in the Lender’s notice under Clause 22.1 as the date on which the notified event would become effective the Borrowers shall prepay the Loan in full in accordance with Clause 7.

22.3	Mitigation. If circumstances arise which would result in a notification under Clause 22.1 then, without in any way limiting the rights of the Lender under Clause 22.2 the Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

23	INCREASED COSTS

23.1	Increased costs. This Clause 23 applies if the Lender notifies the Borrowers that it considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law, or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income); or

(b)	complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Lender allocates capital resources to its obligations under this Agreement) (including, without limitation, any laws or regulations which shall replace, amend and/or supplement those set out in the statement of the Basle Committee on Banking Regulations and Supervisory Practices dated July 1988 and entitled “International Convergence of Capital Management and Capital Structures”)) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Lender (or a parent company of it) has incurred or will incur an “increased cost”.

23.2	Meaning of “increased costs”. In this Clause 23, “increased costs” means:

(a)	an additional or increased cost incurred as a result of, or in connection with, the Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining the Commitment or performing its obligations under this Agreement, or of having outstanding all or any part of the Loan or other unpaid sums; or

(b)	a reduction in the amount of any payment to the Lender under this Agreement or in the effective return which such a payment represents to the Lender or on its capital;

(c)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Loan or (as the case may require) the proportion of that cost attributable to the Loan; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Lender under this Agreement;

but not an item attributable to a change in the rate of tax on the overall net income of the Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 20.1 or by Clause 21.

For the purposes of this Clause 23.2 the Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

23.3	Payment of increased costs. The Borrowers shall pay to the Lender, on its demand, the amounts which the Lender from time to time notifies the Borrowers that it has specified to be necessary to compensate it for the increased cost.

23.4	Notice of prepayment. If the Borrowers are not willing to continue to compensate the Lender for the increased cost under Clause 23.3, the Borrowers may give the Lender not less than 14 days’ notice of their intention to prepay the Loan at the end of an Interest Period.

23.5	Prepayment. A notice under Clause 23.4 shall be irrevocable; and on the date specified in its notice of intended prepayment, the Commitment shall terminate and the Borrowers shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Margin.

23.6	Application of prepayment. Clause 7 shall apply in relation to the prepayment.

24	SET-OFF

24.1	Application of credit balances. The Lender may without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrowers (or either of them) at any office in any country of the Lender in or towards satisfaction of any sum then due from the Borrowers (or either of them) to the Lender under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrowers (or either of them);

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Lender considers appropriate.

24.2	Existing rights unaffected. The Lender shall not be obliged to exercise any of its rights under Clause 24.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Lender is entitled (whether under the general law or any document).

24.3	No Security Interest. This Clause 24 gives the Lender a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrowers (or either of them).

25	TRANSFERS AND CHANGES IN LENDING OFFICE

25.1	Transfer by Borrowers. Neither of the Borrowers may, without the consent of the Lender, transfer, novate or assign any of its rights, liabilities or obligations under any Finance Document.

25.2	Assignment by Lender. The Lender may assign or transfer all or any of the rights and interests which it has under or by virtue of the Finance Documents without the consent of, but with notice to, the Borrowers.

25.3	Rights of assignee. In respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document, or any misrepresentation made in or in connection with a Finance Document, a direct or indirect assignee or transferee of any of the Lender’s rights or interests under or by virtue of the Finance Documents shall be entitled to recover damages by reference to the loss incurred by that assignee or transferee as a result of the breach or misrepresentation irrespective of whether the Lender would have incurred a loss of that kind or amount.

25.4	Sub-participation; subrogation assignment. The Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower; and the Lender may assign, in any manner and terms agreed by it, all or any part of those rights to an insurer or surety who has become subrogated to them.

25.5	Disclosure of information. The Lender may disclose to a potential assignee or transferee or sub-participant any information which the Lender has received in relation to the Borrowers, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.

25.6	Change of lending office. The Lender may change its lending office by giving notice to the Borrowers and the change shall become effective on the later of:

(a)	the date on which the Borrowers receive the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26	VARIATIONS AND WAIVERS

26.1	Variations, waivers etc. by Lender. A document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or the Lender’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax by the Borrowers and the Lender and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

26.2	Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clause 26.1, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Lender (or any person acting on its behalf) shall result in the Lender (or any person acting on its behalf) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrowers (or either of them) or any other Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

27	NOTICES

27.1	General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

27.2	Addresses for communications. A notice shall be sent:

(a)	to the Borrowers:	Omega Building 80 Kifissias Avenue 151 25 Maroussi Greece

Fax No: (+30) 210 8090 275 Attn: Mr. Aristidis Ioannidis

(b)	to the Lender:	Piraeus Bank A.E. 47-49 Akti Miaouli Piraeus 185 36 Greece

Fax No: +30 210 429 2601

or to such other address as the relevant party may notify the other.

27.3	Effective date of notices. Subject to Clauses 27.4 and 27.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

27.4	Service outside business hours. However, if under Clause 27.3 a notice would be deemed to be served:

(a)	on a day which is not a Business Day in the place of receipt; or

(b)	on such a Business Day, but after 5 p.m. local time,

the notice shall (subject to Clause 27.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

27.5	Illegible notices. Clauses 27.3 and 27.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

27.6	Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

27.7	Meaning of “notice”. In this Clause 27 “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

28	JOINT AND SEVERAL LIABILITY

28.1	General. All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be several and, if and to the extent consistent with Clause 28.2, joint.

28.2	No impairment of Borrower’s obligations. The liabilities and obligations of each Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards the other Borrower;

(b)	the Lender entering into any rescheduling, refinancing or other arrangement of any kind with the other Borrower;

(c)	the Lender releasing the other Borrower or any Security Interest created by a Finance Document; or

(d)	any combination of the foregoing.

28.3	Principal debtors. Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and neither Borrower shall in any circumstances be construed to be a surety for the obligations of the other Borrower under this Agreement.

28.4	Subordination. Subject to Clause 28.5, during the Security Period, neither Borrower shall:

(a)	claim any amount which may be due to it from any other Borrower whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(b)	take or enforce any form of security from the other Borrower for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of any other Borrower; or

(c)	set off such an amount against any sum due from it to the other Borrower; or

(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving the other Borrower or other Security Party; or

(e)	exercise or assert any combination of the foregoing.

28.5	Borrower’s required action. If during the Security Period, the Lender, by notice to a Borrower, requires it to take any action referred to in paragraphs ((a)) to ((d)) of Clause 28.4, in relation to any other Borrower, that Borrower shall take that action as soon as practicable after receiving the Lender’s notice.

29	SUPPLEMENTAL

29.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to the Lender are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2	Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3	Counterparts. A Finance Document may be executed in any number of counterparts.

29.4	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

30	LAW AND JURISDICTION

30.1	English law. This Agreement shall be governed by, and construed in accordance with, English law.

30.2	Exclusive English jurisdiction. Subject to Clause 29.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

30.3	Choice of forum for the exclusive benefit of the Lender. Clause 30.2 is for the exclusive benefit of the Lender, which reserves the rights:

(a)	to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

Neither Borrower shall commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.

30.4	Process agent. Each Borrower irrevocably appoints Ince & Co. for the time being presently of International House, 1 St. Katherine’s Way, London E1W 1UN, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

30.5	Lender’s rights unaffected. Nothing in this Clause 30 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.6	Meaning of “proceedings”. In this Clause 30, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

EXECUTION PAGE

BORROWERS

SIGNED by	)

)
for and on behalf of	)
BOONE STAR OWNERS INC.	)
in the presence of:	)

SIGNED by	)

)
for and on behalf of	)
IOKASTI OWNING COMPANY LIMITED	)
in the presence of:	)

LENDER

SIGNED by	)

)
for and on behalf of	)
PIRAEUS BANK A.E.	)
in the presence of:	)